Exhibit 99.1

Investor and Media Contact: Richard E. Koch

(203) 750-3254

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Donald W. Bogus Elected to Olin's Board of Directors

CLAYTON, MO, June 30, 2005 -- Olin Corporation (NYSE: OLN) announced that Donald W. Bogus, 58, was elected, effective July 25, 2005, to serve on its Board of Directors.

Mr. Bogus is President of Noveon, Inc., a position he has held since June 2004. Noveon, Inc. is a wholly-owned subsidiary of The Lubrizol Corporation, a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products. Mr. Bogus joined The Lubrizol Corporation in 2000 as Vice President with his duties including responsibility for the Fluid Technologies for Industry business section and serving as the head of mergers and acquisitions. Prior to joining The Lubrizol Corporation, Mr. Bogus was an Executive Officer at PPG Industries, Inc. where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings.

Mr. Bogus graduated from Baldwin Wallace College with a bachelor's degree in biology and chemistry.

Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer, said, "We're delighted to have Don's wealth of experience available to Olin and look forward to his advice and counsel." Effective July 25, 2005, Olin's Board of Directors will have ten members.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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